Exhibit 10.1

CEO SEVERANCE AGREEMENT

CEO SEVERANCE AGREEMENT dated as of the 17th day of December 2009, by and between The Ryland Group, Inc., a Maryland corporation (the “Company”), and Larry T. Nicholson (the “Executive”).

In consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.                                    Position and Responsibilities.  The Executive shall serve as the President and Chief Executive Officer of the Company.  In his capacity as President and Chief Executive Officer, the Executive shall be the Company’s highest ranking executive officer and shall have full authority and responsibility for formulating and administering the plans and policies of the Company subject to the control of the Board of Directors.

2.                                    Performance of Duties.  The Executive shall devote his full time attention and energies to the Company’s business and will not engage in consulting work or any business for his own account or for any person, firm or corporation.  The Executive may serve as a director of other companies so long as this service does not interfere with the performance of his duties with the Company.  In accordance with the “Guidelines on Significant Corporate Governance Issues,” the Executive “will advise the Chairperson of the Nominating and Governance Committee in advance of accepting any directorship with a for-profit entity, to allow for a review of potential conflicts” and to allow for an assessment that service as a director will not interfere with the performance of the Executive’s duties with the Company.  The Nominating and Governance Committee will continue to monitor and assess the appropriateness of the Executive’s service as a director with other for-profit entities in light of the Executive’s duties with the Company.

3.                                    Employment Termination.

3.1                            Termination Due to Death.  In the event the Executive’s employment is terminated by reason of death, the Executive’s benefits shall be determined in accordance with the Company’s Retirement, SERP, insurance or other applicable program then in effect.  In addition, the Company shall pay to the Executive’s beneficiaries or estate a pro rata share of the Bonus for the year in which the termination occurs based on the Executive’s Bonus program and the results of the Company for that fiscal year.  This pro rata Bonus shall be determined by multiplying the Bonus for the applicable fiscal year by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of termination and the denominator of which is the total number of days in such fiscal year.  The pro rata Bonus shall be paid in a lump sum within sixty (60) days after the end of the applicable fiscal year, unless Section 3.6 is applicable to this payment.

3.2                            Termination Due to Disability.  In the event the Executive becomes Disabled (as defined below) and is unable to perform his duties for more than one hundred twenty (120) days during any period of twelve (12) months or, in the reasonable determination of the Board of Directors, the Executive’s Disability (as defined below) will exist for more than one hundred twenty (120) days, the Company has the right to terminate the Executive’s employment and the Company’s obligation to pay and provide compensation shall expire, except the Company shall pay to the Executive a pro rata share of the Bonus for the year in which the termination occurs based on the Executive’s Bonus program and the results of the Company for that fiscal year determined as provided in Section 3.1.  The pro rata Bonus shall be paid in a lump sum within sixty (60) days after the end of the applicable fiscal year, unless Section 3.6 is applicable to this payment.  The Company shall pay the Executive his base salary through the effective date of termination and shall pay all benefits to which the Executive has a vested right at that time in accordance with the terms of the plan, document or agreement governing such benefits.

The term “Disabled” or “Disability” means the incapacity of the Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of his duties with the Company. A Disability is determined by the Board of Directors upon receipt of and in reliance on competent medical advice from one or more individuals selected by the Board who are qualified to give professional medical advice, as well as any individuals who are involved with the treatment and assessment of the Executive’s Disability and who are qualified to give professional medical advice.  These individuals may also assist the Board of Directors in its determination of the period of time during which the Disability will exist and its impact on the Executive’s performance in accordance with the prior paragraph of this Section 3.2.

3.3                            Voluntary Termination by the Executive.  The Executive may terminate his employment with the Company at any time by giving the Board of Directors written notice of intent to terminate delivered at least ninety (90) days prior to the effective date of such termination.  Upon the expiration of this ninety (90) day period, the termination by the Executive shall become effective.  The Company shall pay the Executive his base salary through the effective date of termination and shall pay all benefits to which the Executive has a vested right at that time in accordance with the terms of the plan, document or agreement governing such benefits. The Executive shall not receive a Bonus for the fiscal year in which voluntary termination occurs.

3.4                            Termination by the Company Without Cause.  The Board of Directors may terminate the Executive’s employment for reasons other than death, Disability or for Cause (as defined in Section 3.5) by notifying the Executive in writing at least sixty (60) days prior to the effective date of termination.  Upon the expiration of this sixty (60) day period, the termination by the Company is effective.  Within thirty (30) days after the date of termination, unless Section 3.6 is applicable to this payment, the Company shall pay to the Executive a lump sum cash payment equal to the aggregate amount of twenty-four (24) months of the base salary as in effect prior to the date of notice of termination.  The Executive’s participation in the life, medical, dental, vision, AD&D, prescription drug, long-term disability and executive medical reimbursement programs provided to the Executive prior to the date of notice of termination shall be continued or equivalent benefits provided by the Company, at the Company’s expense, for a period of two (2) years from the date of the Executive’s Separation from Service.  Also, within thirty (30) days after the date of termination, unless Section 3.6 is applicable to this payment, the Company shall pay to the Executive a lump sum cash payment equal to the value of coverage under the Company’s executive life insurance program, personal health services allowance and health club benefit program for a period equal to twenty-four (24) months.  The Company shall pay to the Executive a pro rata share of the Bonus for the year in which the termination occurs based on the Executive’s Bonus program and the results of the Company for that fiscal year determined as provided in Section 3.1.  The pro rata Bonus shall be paid in a lump sum within sixty (60) days after the end of the applicable fiscal year, unless Section 3.6 is applicable to this payment. The Company shall also pay to the Executive all benefits to which the Executive has a vested right at the time of termination in accordance with the terms of the plans, documents or agreements governing those benefits.  The Executive shall be fully vested in any unvested grants of equity, stock option or restricted stock unit awards previously received and shall be fully vested in any prior year awards that remain unvested or any awards made for the fiscal year in which termination occurs under the TRG Incentive Plan or any successor plan.  All vested awards under any equity incentive or other incentive programs shall be paid in accordance with the terms of the governing plan or program, notwithstanding any provision of the governing plan or program calling for forfeiture of benefits upon termination. Within thirty (30) days after the date of termination, unless Section 3.6 is applicable, the Company shall also pay the Executive a separation from service lump sum cash payment for the year in which termination occurs equal to twice the highest amount of the Bonus paid or payable in respect of the three previous fiscal years prior to the year in which termination occurs as well as a separation from service equity award equal to the highest restricted stock award granted during the three previous fiscal years prior to the year in which termination occurs.  The separation from service equity award described above shall be paid in the form of a grant of unrestricted shares of common stock of the Company; provided, however, that if for any reason a grant of such shares cannot be made to the Executive, then the separation from service equity award shall be paid in the form of a lump sum cash payment in an amount determined by multiplying (i) the closing price for the common stock of the Company, as reported on the New York Stock Exchange, as of the day immediately preceding the payment date, times (ii) the number of shares that otherwise would have been granted under the separation from service equity award.  In accordance with the “Policy Regarding Stockholder Approval of Severance Agreements,” which was adopted by the Board of Directors on December 6, 2006 (the “Severance Policy”), all payments and Benefits (as such term is defined in the Severance Policy) provided pursuant to this Section 3.4 are subject to and shall not exceed the Severance Benefits Limitation set forth in the Severance Policy.  In the event that the aggregate present value of all payments and Benefits (as such term is defined in the Severance Policy) to be provided under this Section 3.4 would, but for the preceding sentence, exceed the Benefits Threshold (as such term is defined in the Severance Policy), the payments and Benefits shall be reduced or forgone to comply with the Severance Benefits Limitation set forth in the Severance Policy by first reducing the pro rata Bonus payment, next reducing any other lump sum cash payments and then reducing the Benefits provided.

3.5                            Termination for Cause.  The Board of Directors may terminate the Executive’s employment at any time for “Cause.”  “Cause” is determined by the Board of Directors and is defined as the Executive’s (i) willful and continued failure to perform the material duties of his position after receiving notice of such failure and being given reasonable opportunity to cure such failure; (ii) willful misconduct which is demonstrably and materially injurious to the Company; or (iii) conviction of a felony.  No act or failure to act on the part of the Executive shall be considered “willful” unless it is done or omitted to be done in bad faith or without reasonable belief that the action or omission was in the best interest of the Company.  In the event this Agreement is terminated by the Board of Directors for Cause, the Company shall pay the Executive his base salary through the date of termination and the Executive shall forfeit all rights and benefits he is entitled to receive including any right to a Bonus for the fiscal year in which the termination occurs, but excluding any benefits in which he has a vested right.

3.6                            Delay of Payment Pursuant to Section 409A.  Should any of the payments made to the Executive in accordance with Section 3 of this Agreement be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”), these payments, to the extent otherwise payable within six (6) months after the Executive’s date of Separation from Service, will be made on the date that is six (6) months after the Executive’s date of Separation from Service.  For purposes of this Section 3, a “Separation from Service” means an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.  For purposes of Section 409A of the Code, the payments to be made to the Executive in accordance with Section 3 of this Agreement shall be treated as a right to a series of separate payments.

Also, should any of the payments to be made to the Executive in accordance with Section 3 of this Agreement be determined to be an acceleration of payment from a nonqualified deferred compensation plan in violation of Code Section 409A, such payment shall not be made until the date determined in accordance with the terms of the plan, document or agreement governing such deferred compensation.

4.                                Dispute Resolution. Either the Executive or the Company may elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by arbitration by providing written notice of such election to the other party specifying the nature of the dispute to be arbitrated.  If arbitration is selected, such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location agreed to by the Company and the Executive within fifty (50) miles from the location of the Executive’s principal place of employment in accordance with the rules of the American Arbitration Association.  Judgment may be entered on the award of or decision made by the arbitrators in any court having competent jurisdiction.  To the extent that the Executive prevails in any litigation or arbitration seeking to enforce the provisions of this Agreement, the Executive is entitled to reimbursement by the Company of all expenses of such litigation or arbitration, including any legal fees and expenses and any costs and disbursements.

The Executive shall be entitled to reimbursement of the fees and expenses described under this Section 4 during the period commencing on the effective date of this Agreement and ending on his death.  Any reimbursement of fees and expenses under this Agreement shall be made on or before the last day of the year following the year in which the expense is incurred.  The amount of fees and expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.  The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

5.                                    Release of Claims and Obligations.  In consideration of the payments and benefits to be provided as indicated in this Agreement, it is agreed that you, on behalf of yourself, your heirs, representatives and assigns, release the Company from any and all claims, causes of action, demands, obligations, agreements, promises, liability, damages, costs and/or fees arising out of or relating to your employment or your separation from employment and any claim for equitable relief or recovery of monies or damages, any contract, express or implied, any tort, or any federal, state or local law relating to employment, including employment discrimination, such as a fair employment practice law (e.g., The California Fair Employment and Housing Act), and including, but not limited to, 42 U.S.C. §§ 1091, 1981 and 1983, Title VII of the Civil Rights Act of 1964,  the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act, the Rehabilitation Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Fair Labor Standards Act and any other local, state or federal law.  By this paragraph, you are waiving any claims against the Company which includes claims against the Company’s directors, officers, employees, agents and all other related or affiliated persons.

6.                                    Miscellaneous.

6.1                            Mitigation.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under this Agreement, and the obtaining of any other employment shall not result in a reduction of the Company’s obligations to make the payments, benefits and arrangements required to be made under this Agreement.

6.2.                        Entire Agreement.  Except as provided in the next sentence, this Agreement supersedes any prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.  Nothing in this Agreement is intended to adversely effect any rights the Executive may have under the Senior Executive Severance Agreement dated July 7, 2004, as amended, in the event of a termination of employment.  In the event of a Change of Control (as defined in the Senior Executive Severance Agreement), the Executive has the right as determined by the Executive, to have a termination of employment governed by the provisions of the Senior Executive Severance Agreement and not by the provisions of this Agreement.

6.3                            Modification.  This Agreement shall not be varied, altered, modified, cancelled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties or their legal representatives.

6.4                            Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.

6.5                            Tax Withholding.  The Company may withhold all Federal, state, city or other taxes required pursuant to any law or governmental regulation or ruling.

6.6                            Beneficiaries.  The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement.  Such designation must be in a signed writing acceptable to the Board of Directors, the Company or designees of the Board or Company.  The Executive may change such designation at any time.

6.7                            Board Committee.  Any action taken or determination made by the Board of Directors under this Agreement may be taken or made by the Compensation Committee or any other Committee of the Board of Directors.

6.8                            Governing Law.  To the extent not preempted by Federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California.

6.9                            Notice.  Any notices, requests, demands or other communications required by or provided for in this Agreement shall be sufficient if in writing and sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal office.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

THE RYLAND GROUP, INC.		EXECUTIVE:

By:	/s/ William L. Jews	/s/ Larry T. Nicholson
	William L. Jews, Chairman	Larry T. Nicholson
Compensation Committee of the
Board of Directors

Attest:	/s/ Timothy J. Geckle
Timothy J. Geckle, Secretary